EXHIBIT 99.1

[VORWERK LOGO]

VORWERK & CO. KG,
STAMMHAUS
MUHLENWEG 17-37
D-42270 WUPPERTAL
TELEFON (02 02) 564-1173
TELEFAX (02 02) 564-1807
HTTP://WWW.VORWERK.DE

Special Power of Attorney

We, the undersigned Matthias Hickmann, Corporate General Counsel of Vorwerk & Co. KG (a limited partnership duly organized and existing under the laws of the Federal Republic of Germany), and Ms. Daniela Paul, Associate General Counsel of Vorwerk & Co. KG, hereby grant in the name and on behalf of Vorwerk & Co. KG full power and authority to:

Robin L. Spear, Esq.

having her business address at:

Pillsbury Winthrop Shaw Pittman LLP

1540 Broadway

New York, NY 10036-4039

to sign any amendments to the Schedule 13G filed with respect to Tupperware Corporation, as well as any Forms 3, 4 and 5 filed with respect to Tupperware Corporation.

Wuppertal, this 20 day of May, 2005

/s/ ppa. Matthias Hickmann	/s/ ppa. Daniela Paul
Matthias Hickmann	Daniela Paul